UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2012

STARBUCKS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Washington	0-20322	91-1325671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South, Seattle, Washington 98134

(Address of Principal Executive Offices)

(206) 447-1575

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2012, the Company’s Board of Directors increased the number of directors of the Company from 11 to 12 and elected Robert M. Gates to serve as a director of the Company. Mr. Gates was also appointed to serve on the Company’s Nominating and Corporate Governance Committee.

Mr. Gates will participate in the standard compensation plan for non-employee directors that became effective for fiscal year 2012, including, for the director’s first year on the Board, a prorated portion, based on the month the director joined the Board, of the $240,000 annual non-employee director compensation in the form of stock options or time-based restricted stock units (“RSUs”) or a combination thereof (as selected by the director). Future annual compensation will be $240,000 comprised of one or more of the following (as selected by the director each year): (i) cash (up to 50%), (ii) stock options and (iii) time-based RSUs. The initial grant of stock options and RSUs to Mr. Gates will vest on November 14, 2012, the same vesting date as the annual grants made to non-employee directors on November 14, 2011. A non-employee director may elect to defer receipt of shares on the vesting of RSUs pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors, as such plan was filed as an exhibit in the Company’s Annual Report on Form 10-K for fiscal year 2011.

There is no arrangement or understanding pursuant to which Mr. Gates was elected as a director, and there are no related party transactions between the Company and Mr. Gates that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release containing the announcement of Mr. Gates’ election is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Starbucks Corporation dated May 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated: May 2, 2012
	By:	/s/ Sophie Hager Hume
Sophie Hager Hume
vice president, assistant general counsel and assistant secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Starbucks Corporation dated May 2, 2012